EX 99.1
                                    Press Release

Media Relations Investor Relations
Mike Jacobsen, APR Christine Marchuska, CAIA
+1-330 490-3796 +1 607 206-9212 michael.jacobsen@dieboldnixdorf.com christine.marchuska@dieboldnixdorf.com

FOR IMMEDIATE RELEASE:
Feb. 10, 2022

Diebold Nixdorf Names Octavio Marquez as President and Chief Executive Officer; Gerrard Schmid, After Leading Company Transformation, to Serve as Advisor

HUDSON, Ohio – Diebold Nixdorf (NYSE: DBD) today announced that the board of directors has appointed Octavio Marquez as the company’s president and chief executive officer effective March 11, 2022. Marquez will also join Diebold Nixdorf’s board. Current CEO Gerrard Schmid will remain a member of the board of directors until his current term expires at the 2022 Annual Shareholder Meeting and will serve as an advisor to the company to help ensure a seamless transition.
Marquez, current executive vice president of Global Banking, joined Diebold in January 2014 and has held multiple leadership roles during his time at the company. With responsibility for delivering 70% of the company’s revenues leading the company’s Global Banking teams, he works directly with customers to automate, digitize and transform the way people bank. Driving the company’s banking strategy globally, his leadership spans sales and solutions distribution, including Professional and Managed Services. Before joining the company, Marquez served as managing director for the Mexico operations for EMC, a global leader in IT management and cloud computing, and held several leadership roles at Hewlett Packard, including president of HP Mexico.
After forming a search committee and retaining a leading executive search firm to identify a visionary leader to succeed Gerrard Schmid, the company considered internal and external candidates.
Gary Greenfield, Diebold Nixdorf non-executive chairman of the board, said: “Diebold Nixdorf has made significant strategic and operational progress during Gerrard’s tenure as CEO. Under his leadership the company has grown profitability, gained market share through launching market-leading products, strengthened our leadership bench, entered new markets and successfully executed on a broad-based cost and efficiency program. I want to thank Gerrard for his leadership and contributions to the company.
“Selecting the CEO and ensuring that appropriate leadership development and succession practices are in place are among the most important roles of a Board. Diebold Nixdorf has a strong leadership team, and the board has identified a leader that will help the company continue its trajectory as a world leader in enabling connected commerce. Octavio is a superb customer-oriented leader and has been integral in driving Diebold Nixdorf’s strategic, operational and financial progress. He is uniquely positioned to lead an exciting path ahead for Diebold Nixdorf.”
Marquez said: “I am honored to have the opportunity to lead Diebold Nixdorf as we see a growing need for automation and self-service in our retail and banking markets. I look forward to working with our talented team to continue innovation, driving profitable growth in areas like Retail, Electric Vehicle Services, Payments and Managed Services, while optimizing performance in our core business through a disciplined focus on cost management. I look forward to creating opportunities for our employees and generating value for our customers and shareholders.”
Schmid said: “I have been privileged to represent Diebold Nixdorf as CEO alongside the best team in the business. The company has made enormous progress, meeting the rapid and significant changes taking place in our industries. I am proud of all we have accomplished together through such a critical time of the company’s growth and development. The company is well positioned for future success, and I look forward to partnering with Octavio and the team to support his smooth transition into the CEO role.”

About Octavio Marquez
Marquez currently serves as the executive vice president, Global Banking, at Diebold Nixdorf. Previously, Marquez led the organization's Banking operations in the Americas, after heading the Latin American region for Diebold, Inc. when he joined the company in January 2014. Marquez’s leadership successfully repositioned the business, most notably in Brazil and Mexico for growth and the economic environment.
Before joining Diebold Nixdorf, Marquez served as managing director for the Mexico operations for EMC, a global leader in IT management and cloud computing. In this role, he developed transformational strategies that exceeded revenue and profitability goals while improving customer satisfaction. Marquez also held several leadership roles at Hewlett Packard in the areas of manufacturing, marketing, sales, and outsourcing. As president of HP Mexico, he transformed the company into the largest IT company in the market and in 2011 Frost & Sullivan named CEO of the Year in Mexico for the IT and telecommunications industry. He has also held several leadership positions with IBM and NCR.
Marquez holds a bachelor’s degree in business and finance from the Universidad Iberoamericana, in Mexico City and has certificate on Corporate Strategy from the

Massachusetts Institute of Technology as well as completing the Business Bridge Program at Dartmouth College.

About Diebold Nixdorf
Diebold Nixdorf, Incorporated (NYSE: DBD) is a world leader in enabling connected commerce. We automate, digitize and transform the way people bank and shop. As a partner to the majority of the world’s top 100 financial institutions and top 25 global retailers, our integrated solutions connect digital and physical channels conveniently, securely and efficiently for millions of consumers each day. The company has a presence in more than 100 countries with approximately 22,000 employees worldwide. Visit www.DieboldNixdorf.com for more information.

Twitter: @DieboldNixdorf
LinkedIn: www.linkedin.com/company/diebold
Facebook: www.facebook.com/DieboldNixdorf
YouTube: www.youtube.com/dieboldnixdorf

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